UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 17, 2007
PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2200 Northern Boulevard, East Hills, NY		11548
(Address of principal executive offices)		(Zip Code)
(516) 484-5400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As previously announced, Pall Corporation (the “Company”) was unable to meet its filing deadline with respect to its Annual Report on Form 10-K for its fiscal year ended July 31, 2007 (the “2007 Form 10-K”). The Company is delayed in preparing and filing the 2007 Form 10-K because it requires additional time to complete the required financial statements, including the restatement of certain prior period financial statements, due to the Company’s previously announced understatement of U.S. income tax payments and of its provision for income taxes.
     As a result of the delay in filing the 2007 Form 10-K, the Company was advised by NYSE Regulation, Inc. (“NYSE Regulation”) on October 17, 2007 that the Company is subject to the procedures specified in Rule 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. Rule 802.01E provides, among other things, that NYSE Regulation will monitor the Company and the filing status of the 2007 Form 10-K on an ongoing basis over a maximum 12-month trading period, subject to the right of NYSE Regulation to take action at any time if circumstances warrant. If the Company has not filed the 2007 Form 10-K within six months of the filing due date of the 2007 Form 10-K as prescribed by Rule 802.01E, the staff of NYSE Regulation will formally evaluate the Company and may grant up to an additional six-month trading period to file the 2007 Form 10-K or commence suspension and delisting procedures against the Company.
     Although the Company cannot predict when it will complete the restatement, it expects that it will file the 2007 Form 10-K within the six-month period provided by Rule 802.01E. If, however, the Company becomes unable to meet the six-month deadline, it expects to request that NYSE Regulation consider an additional six-month trading period as permitted by Rule 802.01E.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pall Corporation

	/s/	FRANCIS MOSCHELLA

December 7, 2007		Francis Moschella
Vice President — Corporate Controller
Chief Accounting Officer

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